Exhibit 99.1

Rainmaker Raises $2.7 Million Through Private Placement of Common

Stock With Investors, Management and Board Members

SCOTTS VALLEY, Calif., June 16, 2005 — Rainmaker Systems, Inc. (NASDAQ: RMKR) a leading outsource provider of sales and marketing services, today announced that it has completed a $2.7 million private placement of common stock and common stock purchase warrants with certain institutional investors, management and members of the company’s Board of Directors.

Rainmaker has agreed to sell an aggregate of approximately 6.7 million shares of common stock and issue warrants to purchase an aggregate of approximately 1.0 million shares of Rainmaker’s common stock. Institutional investors paid $0.40 per share, with their warrants having an exercise price of $0.48 per share. Management and Board members paid $0.45 per share, based on the closing market price on Tuesday, June 14, 2005, with their warrants having an exercise price of $0.48 per share. The net proceeds to the company from the offering, after expenses, will be approximately $2.6 million.

The proceeds from the financing strengthen the company’s balance sheet and will help to generate additional business opportunities with new and existing clients. Rainmaker believes that the increase in shareholder’s equity from this financing will allow it to obtain an additional 180 days from the NASDAQ Small Cap Market to regain compliance with market listing requirements. Rainmaker received a letter on March 9, 2005 from NASDAQ indicating that it has until September 6, 2005, to bring the closing bid price of its stock above $1.00 for ten consecutive trading days. The compliance period may be extended by NASDAQ by an additional 180 days if Rainmaker is then in compliance with the initial listing standards for the NASDAQ Small Cap Market (other than minimum bid price). There can be no assurance that Rainmaker will be granted continued NASDAQ Small Cap Market listing beyond the initial notice period ending on September 6, 2005.

“We continue to focus on driving towards profitability,” said Michael Silton, chief executive officer. “We have expanded our suite of services, consolidated our workforce and are making excellent progress in completing the transition to our Austin facility. We believe that this current round of financing will allow us to strengthen our balance sheet in order to attract additional business opportunities from both our current and potential clients. We are very pleased by the quality of the investors who are participating in this transaction and appreciate their confidence in the company and its prospects.”

The shares of the company’s common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the common stock may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and any applicable state securities laws.

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Rainmaker Raises $2.7 Million Through Private Placement of Common Stock and Warrants

June 15, 2005

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the company’s common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of sales and marketing services for companies that want to drive more sales. Rainmaker offers a closed-loop sales process and a comprehensive suite of services that ensures companies are both filling their sales pipelines with quality leads and closing them efficiently and cost effectively. Core services include telesales, integrated direct marketing and hosted e-commerce. Additional offerings include a proprietary database, customer database enhancement services, CRM technology integration and order management.

Rainmaker helps over 50 companies ranging from Fortune 500 to dynamic technology start-ups, grow their revenues and increase customer loyalty by providing lead generation and contract renewal sales solutions.

For more information, visit www.rmkr.com and www.sunsetdirect.com

NOTE: Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

Rainmaker Raises $2.7 Million Through Private Placement of Common Stock and Warrants

June 15, 2005

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CONTACT:

Leslie Green

Stapleton Communications, Inc.

650.470.0200

leslie@stapleton.com